Exhibit 10.1

AGREEMENT

This Agreement dated as of June 24, 2013, by and between PACKAGING CORPORATION OF AMERICA, having its principal place of business at 1955 West Field Court, Lake Forest, Illinois 60045 (together with its consolidated subsidiaries, “PCA”), and Paul T. Stecko (“Mr. Stecko”).

WHEREAS, Mr. Stecko will retire from his position as Executive Chairman of PCA and become the non-executive Chairman of the board of directors of PCA effective December 30, 2013 (the “Retirement Date”).

WHEREAS, PCA desires that Mr. Stecko provide services to PCA upon his retirement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties do hereby agree:

1. Effective Date of this Agreement. Mr. Stecko is currently party to an Employment Agreement, dated June 28, 2010 (the “Employment Agreement”), with PCA. The Employment Agreement is hereby extended through the Retirement Date, on which date the Employment Agreement shall terminate. To the extent not inconsistent herewith, those provisions that are intended to survive the termination of the Employment Agreement shall remain in force and effect after such termination. Except for Section 4 and Sections 9 through 16 (which are intended to take effect on the date hereof), this Agreement shall take effect on the Retirement Date.

2. Duties. (a) Upon the Retirement Date, Mr. Stecko will serve as non-executive chairman of the board of directors of PCA (the “Board”) and shall perform such responsibilities as are customarily associated with such position, including regularly attending and presiding over meetings of the Board, setting Board meeting schedules and agendas and actively participating in all appropriate Board functions. Mr. Stecko further agrees to be considered for nomination as a director of PCA for any term that commences prior to the expiration of the Agreement, should PCA’s board of directors determine to nominate him to serve for such term. It is hereby understood that this Agreement does not set forth any terms or conditions of service on PCA’s board of directors, which are otherwise determined by PCA’s board of directors and/or set forth in other governing instruments of PCA.

(b) From and after the Retirement Date, Mr. Stecko will handle specific projects and assignments in an advisory capacity, primarily relating to strategic matters, investor and shareholder relations and management succession planning, in each case as determined in consultation with the CEO and the Board of PCA. Mr. Stecko will devote best efforts in the performance of duties assigned and will act in the best interest of PCA in carrying out those responsibilities. Mr. Stecko shall participate as requested by PCA as to ongoing litigation or other matters involving PCA arising out of Mr. Stecko’s employment with PCA. The parties acknowledge and agree that Mr. Stecko shall perform services under this Agreement only as an independent contractor and not as an employee or agent of PCA.

3. Fees and Retention Incentive.

(a) Fees. From and after the Retirement Date, Mr. Stecko shall be paid fees of $978,516 per annum, payable in semimonthly installments consistent with PCA’s normal payment practices (prorated for any partial month of service). Such fees are intended to compensate Mr. Stecko for service on the Board as well as for the services described in Section 2(b) hereof, and Mr. Stecko will not receive separate compensation for Board service. Mr. Stecko shall be entitled to reimbursement for reasonable expenses incurred in connection with his performance of this Agreement.

(b) Retention Incentive. The following incentive will apply if Mr. Stecko completes two years of service as non-executive chairman of the Board and as otherwise provided under this Agreement. On June 24, 2013, Mr. Stecko shall be granted by the PCA a restricted stock award under the Company’s Amended and Restated 1999 Long-term Equity Incentive Plan (i) for 12,000 shares of the Company’s common stock, (ii) to become vested on a cliff basis as provided in the Company’s restricted stock Agreement, subject to Mr. Stecko’s continued service to PCA under, and in compliance with, this Agreement (with service on the board after the Expiration Data qualifying as services for purposes of the Restricted Stock), (iii) to be subject to full accelerated vesting upon the occurrence of a “Change in Control” of PCA prior to the Expiration Date or upon the death or “Disability” (each, as defined in the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan) of Mr. Stecko prior to the Expiration Date, and (iv) with such other terms and conditions as are set forth in a restricted stock award agreement consistent with the Company’s standard form of restricted stock award agreement used for other senior executives of the Company under the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan.

4. Restricted Stock and Stock Options. It is hereby understood that entry into, and performance of, this Agreement will not result in the forfeiture of any restricted stock or stock options held by Mr. Stecko.

5. No Benefits; Board Service.

(a) Except as set forth in this Section 5, PCA and Mr. Stecko agree that the remuneration provided for in Section 3 shall constitute the total compensation due for services hereunder and that no employee benefits of any kind will be provided except as due Mr. Stecko as a result of service as a PCA employee under PCA’s plans in which Mr. Stecko participated. Mr. Stecko will not accrue additional benefits or service time as a result of the performance of this Agreement.

(b) Until the Retirement Date, Mr. Stecko shall receive the compensation and benefits payable under the Employment Agreement. It is hereby understood that Mr. Stecko shall be considered for a 2013 Performance Incentive Plan award on a similar basis as similarly participating executive officers of PCA at the time awarded by the compensation committee of PCA’s board of directors, consistent with the performance criteria established for such award by the compensation committee. Mr. Stecko will not be entitled to receive annual cash incentive awards for periods after 2013.

(c) Mr. Stecko shall be provided with office space and administrative support as is reasonably necessary to the performance of his duties hereunder.

6. Term. Unless earlier terminated by the mutual agreement of the parties, this Agreement shall continue in full force and effect until December 31, 2015 (the “Expiration Date”). Either party may terminate this Agreement for convenience at any time prior to the Expiration Date by delivering at least 90 days’ prior written notice to the other party. In the event this Agreement is terminated by PCA pursuant to the previous sentence with effect prior to the Expiration Date, Mr. Stecko shall receive the fees pursuant to Section 3(a) through the Expiration Date. Unless terminated pursuant to this Section 6, this Agreement will continue month-to-month after the Expiration Date.

7. Confidential Information. Mr. Stecko acknowledges that the information, observations and data (including without limitation trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, manufacturing methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, and manufacturing techniques of PCA disclosed or otherwise revealed to him, or discovered or otherwise obtained by him or of which he has become or becomes aware, directly or indirectly, while employed or otherwise acting for PCA, whether prior to the date of this Agreement as an employee, pursuant to this Agreement or otherwise) (all of the foregoing being collectively, “Confidential Information”) are the property of PCA, and Mr. Stecko agrees that PCA has a protectable interest in such Confidential Information. Therefore, Mr. Stecko agrees that he shall not disclose to any person or use for his own purposes any Confidential Information without the prior written consent of PCA, unless and only to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the public other than as a result of Mr. Stecko’s acts or omissions or (b) are required to be disclosed by judicial process or law (provided that Mr. Stecko shall give advance written notice of such requirement to PCA as soon as practicable under the circumstances to enable PCA to seek an appropriate protective order or confidential treatment). PCA shall deliver to Mr. Stecko at any time that PCA may reasonably request all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product (as defined below) which he may then possess or have under his control. This Section 7 shall survive the termination of this Agreement.

8. Work Product.

(a) Mr. Stecko hereby assigns to PCA all right, title and interest in and to all inventions, developments, methods, process, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) were conceived, reduced to practice, developed or made by Mr. Stecko in the course of providing, the services provided hereunder and (b) either (i) relate to PCA’s business or (ii) are conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of PCA (including but not limited to, any intellectual property rights) (“Work Product”). All Work Product prepared by Mr. Stecko shall be deemed to have been prepared for PCA and shall be considered as works for hire and all rights and the copyrights therefor shall be owned by PCA. Mr. Stecko hereby assigns to PCA all rights, titles and interests in and to said copyrights in the United States of America and elsewhere, including registration and publication rights, rights to create derivative works and all other rights which are incident to copyright ownership.

(b) In the event any court holds such Work Product not to be works for hire, Mr. Stecko shall assign such creative works to PCA, at its request, in consideration of the fees paid to Mr. Stecko hereunder. Mr. Stecko shall promptly at PCA’s sole cost and expense perform all actions reasonably requested by PCA to establish and confirm PCA’s ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments). This Section 8(b) shall survive the termination of this Agreement.

9. Noncompetition. Mr. Stecko agrees that, for the period commencing on the date hereof and ending on the later of (a) December 31, 2015; and (b) the date of termination of this Agreement (the “Noncompete Period”), he shall not, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in the business of manufacturing, marketing, designing, distributing or selling containerboard (including, without limitation, linerboard and corrugating medium) or corrugated containers, displays or products (collectively, and each individually, being the “Business”) or any business competitive with the Business in the United States or in any locale of any other country in which PCA conducts the Business, whether as a general or limited partner, proprietor, common or preferred equityholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. Nothing in this Section 9 shall prohibit Mr. Stecko from (i) being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the Business, so long as Mr. Stecko has no active participation in the business of such company or (ii) serving on any boards of directors of companies on which he currently serves, consistent with the requirements of law and PCA’s polices applicable to PCA directors.

10. Non-Solicitation. During the Noncompete Period, Mr. Stecko shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of PCA, or any of their respective affiliates to leave the employ of PCA or any of its affiliates, or in any way interfere with the relationship between PCA or any of its affiliates and any employee thereof, (ii) solicit to hire any person who, at anytime during the Noncompete Period, was an employee of PCA or any of its affiliates or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, broker, sales agent, franchisee or other business relation of PCA or any of its affiliates to cease doing business with PCA or any of its affiliates, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee, licensor, broker, sales agent, franchisee or business relation and PCA or any of its affiliates (including, without limitation, making any negative statements or communications about PCA or its affiliates).

11. Enforcement. If, at the time of enforcement of any of Sections 7 through 10, a court of competent jurisdiction shall hold that the period, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The parties hereto acknowledge and agree that Mr. Stecko has had access to Confidential Information and Work Product, that the provisions of Sections 7 through 10 are necessary, reasonable and appropriate for the business interests of the PCA, that irreparable injury will result to PCA if Mr. Stecko breaches any of the provisions of Sections 7 through 10 and that money damages would not be an adequate remedy therefor and that PCA will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, in addition to other rights and remedies existing in its favor, PCA shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting PCA or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

12. Mr. Stecko’s Representations and Acknowledgements. Mr. Stecko hereby represents and warrants to PCA that (i) Mr. Stecko is not a party to or bound by any employment agreement, noncompete agreement, nonsolicitation agreement or confidentiality agreement with any other person that, in each case would conflict with, or otherwise adversely affect Mr. Stecko’s ability to perform, this Agreement, and (ii) this Agreement constitutes the valid and binding obligation of Mr. Stecko, enforceable against Mr. Stecko in accordance with its terms. Mr. Stecko hereby acknowledges and represents that he fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against him. Mr. Stecko expressly agrees and acknowledges that the restrictions contained in Sections 7 through 10 do not preclude Mr. Stecko from earning a livelihood, nor do they unreasonably impose limitations on Mr. Stecko’s ability to earn a living. Mr. Stecko acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Mr. Stecko by this Agreement, and is in full accord as to the necessity of such restraints. Mr. Stecko expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed if delivered personally or by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(i)	To PCA:

Packaging Corporation of America
1955 West Field Court
Lake Forest, IL 60045
Attention: CEO
with a copy to: SVP-Legal
Facsimile No: 847-482-2194

(ii)	To Mr. Stecko:

At the address and facsimile set forth in the records of PCA

14. Assignment. This Agreement and the rights and responsibilities hereunder shall not be assigned or delegated by either party without the prior written consent of the other party; provided, however, that PCA shall have the right, without the prior written consent of Mr. Stecko, to assign and transfer its rights under that Agreement to any of its affiliates or any purchaser who acquires all or a substantial part of the assets of its business or capital stock.

15. Entire Agreement. This Agreement constitutes the complete and only Agreement between the parties and all prior agreements are merged into this Agreement. No amendment or modification of the Agreement between the parties hereto shall be of effect or enforceable unless stated in writing and signed by Mr. Stecko and an officer of PCA.

16. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Illinois without regard to conflict of laws. Jurisdiction and venue with regard to any suit in connection with this Agreement shall reside solely in the courts of Lake County, Illinois or in the United States District Court for the Northern District of Illinois. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of Lake County, Illinois, the United States District Court for the Northern District of Illinois, and appellate courts having jurisdiction of appeals from any of the foregoing and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Mr. Stecko or PCA may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF

THIS AGREEMENT, OR MR. STECKO’S OR PCA’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Mr. Stecko’s or PCA’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

IN WITNESS HEREOF, the parties have signed and delivered this Agreement on the date first above written.

Packaging Corporation of America		Paul T. Stecko

By:	/s/ Mark W. Kowlzan	/s/ Paul T. Stecko

Title:	CEO

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